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THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
MCHP - Q4 2018 Microchip Technology Inc Earnings Call

EVENT DATE/TIME: May 08, 2018 / 12:30PM GMT

OVERVIEW:
Co. expects 4Q18 GAAP net income of $146.7m or $0.58 per diluted share. Expects 1Q19 non-GAAP net revenue to be up 1-6% sequentially and non-GAAP EPS to be $1.39-1.49.

CORPORATE PARTICIPANTS
Ganesh Moorthy Microchip Technology Incorporated - President & COO
James Eric Bjornholt Microchip Technology Incorporated - VP & CFO
Steve Sanghi Microchip Technology Incorporated - CEO & Chair
CONFERENCE CALL PARTICIPANTS
Charles Kazarian
Christopher Adam Jackson Rolland Susquehanna Financial Group, LLLP, Research Division - Senior Analyst
Christopher Brett Danely Citigroup Inc, Research Division - MD
Craig Andrew Ellis B. Riley FBR, Inc., Research Division - Senior MD & Director of Research
Craig Matthew Hettenbach Morgan Stanley, Research Division - VP
Gilbert Alexandre
Harlan Sur JP Morgan Chase & Co, Research Division - Senior Analyst
Harsh V. Kumar Piper Jaffray Companies, Research Division - MD & Senior Research Analyst
Kevin Edward Cassidy Stifel, Nicolaus & Company, Incorporated, Research Division - Director
Mark Trevor Delaney Goldman Sachs Group Inc., Research Division - Equity Analyst
Rajvindra S. Gill Needham & Company, LLC, Research Division - Senior Analyst of Microcontrollers, Analog & Mixed Signal; Consumer IC & Multi-Market
William Stein SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION
Operator
Good day, everyone, and welcome to this Microchip Technology Fourth Quarter and Fiscal Year 2018 Financial Results Conference Call. As a reminder, today's call is being recorded. At this time, I would like to turn the call over to Microchip's President and Chief Executive Officer, Mr. Steve Sanghi. Please go ahead, sir.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Thank you. I'd like to turn the call to Eric Bjornholt, Chief Financial Officer, first. Eric, go ahead.

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Okay. Good morning, everybody. During the course of this conference call, we will be making projections and other forward-looking statements regarding future events or the future financial performance of the company. We wish to caution you that such statements are predictions, and that actual events or results may differ materially. We refer you to our press releases of today as well as our recent filings with the SEC that identify important risk factors that may impact Microchip's business and results of operations.

In attendance with me today are Steve Sanghi, Microchip's Chairman and CEO; and Ganesh Moorthy, Microchip's President and COO. I will comment on our fourth quarter and full fiscal year 2018 financial performance, and Steve and Ganesh will then give their comments on the results, discuss the current business environment as well as our guidance and make some specific comments on the pending acquisition of Microsemi. We will then be available to respond to specific investor or analyst questions.
I want to remind you that we are including information in our press release in this conference call on various GAAP and non-GAAP measures. We have posted a full GAAP to non-GAAP reconciliation on the Investor Relations page of our website at www.microchip.com, which we believe you will find useful when comparing GAAP and non-GAAP results.

[redacted]

GAAP net income in the quarter was $146.7 million or $0.58 per diluted share and was impacted by a couple of discrete events in the quarter. GAAP net income was impacted by a $15.5 million charge associated with marking our investments to market through the P&L. These investments used to be held to maturity. But since the investments will be liquidated to fund the acquisition of Microsemi, the unrealized loss that would have been recorded in other comprehensive income in the absence of the anticipated acquisition was recognized in earnings. GAAP net income was also impacted by $38.9 million of discrete tax expense during the quarter, primarily associated with the Tax Cuts and Jobs Act.

[redacted]

The cash flow from operating activities was $359.6 million in the March quarter. As of March 31, the consolidated cash and total investment position was $2.197 billion, of which over $700 million is domestic cash. Due to the Tax Cuts and Jobs Act, the majority of our offshore cash can be brought back to the U.S. without incurring any material additional tax cost.

Our EBITDA in the March 2018 quarter was a record $429.6 million. Our net leverage, excluding our 2,037 convertible debentures was 0.95 at March 31, 2018, positioning us well for the Microsemi acquisition.

[redacted]

We are aggressively adding capital to support the growth of our production capabilities for our fast-growing new products and technologies and to bring in-house more of the assembly and test operations that are currently outsourced. These capital investments will bring significant gross margin improvement to our business, particularly for the Atmel manufacturing activities that we are bringing into our own factories.

Depreciation expense in the March quarter was $32.8 million.

I will now ask Ganesh to give us comments on the performance of the business in the March quarter. Ganesh?

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
Thank you, Eric, and good morning, everyone. We performed better than we expected in the seasonally slower March quarter with a sequential revenue growth of 0.8%. March quarter 2018 revenue over March quarter 2017 revenue grew 11%, all organic growth as there was no contribution from acquisitions in the last 4 quarters.

[redacted]

Now a quick update about Microsemi progress since our March 1 announcement. Integration planning meetings and discussions are occurring between the business units, sales, manufacturing and support groups of both companies. Teams at both companies started to identify product cross-selling opportunities that we can pursue after the close and have also identified reference designs that can take advantage of our combined total system approach. We're also determining how our product line reporting will be done post the close, and we'll have an update for you no later than the next earnings call.

Steve will cover the status of regulatory and other approvals in his section, so now let me pass it to Steve for some comments about our business and our guidance going forward. Steve?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Thank you, Ganesh, and good morning for you, everyone. Today, I would like to first reflect on the results of the fiscal fourth quarter of 2018 and fiscal year '18. I will then provide guidance for the fiscal first quarter of 2019.

[redacted]

During the quarter ending June 30, 2018, we will adopt a new GAAP revenue recognition standard, which will result in recognition of revenue at the time products are sold to distributors, whereas, currently, revenue on such transactions are deferred until the product is sold by distributors to an end customer.

We are not able to provide guidance on a GAAP basis as we are not able to predict whether inventory at our distributors will increase or decrease in relation to end market demand, and this not how we manage our business. As evidence of this uncertainty in recent year -- in recent years, we have seen net inventory at our distributors increase or decrease by a significant amount in a single quarter. Our non-GAAP revenue will be based on true end market demand, so we will report a non-GAAP revenue, which will be based on true end market demand in which we measure the revenue based on when the product is sold by our distributors to an end customer. Meaning, we will continue to report a non-GAAP revenue based on sell-through.

We will continue to manage our business and distributor relationships based on such sell-through revenue recognition. All of Microchip's bonus programs will continue to work based on sell-through revenue recognition. Therefore, along with GAAP results, which will be based on sell-in, we will also report our non-GAAP results based on sell-through revenue recognition.

In terms of guidance, we will only provide guidance based on non-GAAP revenue. So we expect total non-GAAP net revenue for the June quarter to be up 1% to 6% sequentially, giving us a midpoint of the guidance at 3.5%. Given the amount of revenue beat in March quarter, this guidance is modestly better than the expectation we had provided during the Analyst Day.

Regarding gross margin. We see a steady improvement in overall gross margin of the company based on Microchip 2.0 margin drivers. We expect gross margin for the June quarter to be between 61.6% and 62% of sales. We expect overall operating expenses to be between 22% and 22.4% of sales. We expect operating profit percentage to be between 39.2% and 40% of sales. And we expect earnings per share to be between $1.39 and $1.49 per share. All these numbers do not include Microsemi.

Now I wanted to make a couple of comments on the pending acquisition of Microsemi. On April 12, 2018, we received a U.S. anti-trust clearance. On April 19, 2018, China's MOFCOM accepted Microchip's filing for review under simplified procedure. We cannot confirm yesterday's report in the press that China's MOFCOM has cleared the transaction. We believe that the review process is running smoothly, and we remain optimistic that we will receive clearance shortly.

In addition, yesterday, on May 7, we did receive Japan's anti-trust clearance. We expect several other countries to clear their anti-trust review this month. The Microsemi shareholder vote is scheduled for May 22, 2018, and we believe that we are on schedule for closing the acquisition some time during early June 2018.

I want to remind investors that during our Analyst and Investor Day presentations, we increased our long-term financial model with the Microsemi acquisition to a non-GAAP gross margin of 63%, operating expense of 22.5% and an operating profit of 40.5%.

As you all know, we will be borrowing about $8 billion to close the Microsemi transaction. I want to assure you that after the closure of Microsemi acquisition, we plan to use all of our cash generation after dividend and capital, of course, to rapidly delever the balance sheet until the leverage comes down to about 2.5x, which is our long-term target.

In addition, given all the complications of accounting for the acquisitions, including amortization of intangibles, restructuring charges and inventory writeup on acquisitions, Microchip will continue to provide guidance and track its results on a non-GAAP basis. We believe that non-GAAP results provide more meaningful comparison to prior quarters, and we request that the analysts continue to report their non-GAAP estimates to first call.

With this, operator, will you please poll for questions?

QUESTIONS AND ANSWERS

Operator
(Operator Instructions) And we will take our first question from William Stein with SunTrust.

William Stein - SunTrust Robinson Humphrey, Inc., Research Division - MD
You highlighted earlier in your prepared remarks that you've added capacity. I think it's related to the Atmel products to reduce the lead times there. I'm wondering if you can talk about your anticipation for lead times as we go forward. Do you expect that to get in the normal range in the current quarter?

And I'd also like to know, as it relates to your raw materials and lead time from foundries, whether you see that as already within the normal range or if it's extended and if there's anything remarkable about that. I'd love to hear details.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So thank you, Will. The normal lead times are 4 to 8 weeks usually on 85%, 90% of the products. That's what we call a normal lead time. There'll always be some strange products or specialized projects that need extra work or strange circumstances where the lead time would be longer. So for a majority of the products, 4 to 8 weeks lead time is normal. We are currently at 4 to 10, so we got a little more progress to make. And as we have been saying for about 1 year or longer, it is that we expect the lead times to essentially become normal by the end of June, and we are really on schedule for that. The other part of your question was lead times at suppliers and foundries and all that. Scattered issues here and there. But in general, the foundry lead times are normal. We're able to get the capacity we need from our foundries. We're able to get the assembly test equipment that we are requiring. Again, the lead time could be 2 to 4 weeks longer to get some of the test equipment, but it also largely depends on what you're buying and what the mix of equipment is, what you're trying to buy and what the particular set-up you need. But lead times are really not excessive either on foundry wafers or on assembly test equipment.

Operator

Our next question comes from Craig Hettenbach with Morgan Stanley.

Craig Matthew Hettenbach - Morgan Stanley, Research Division - VP
Steve, any update on industry pricing, be it from some of the consolidation, some of the favorable impact there, also relative to just the tight conditions today and how that might be influencing pricing?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Type of what?

Craig Matthew Hettenbach - Morgan Stanley, Research Division - VP
The pricing environment today. Just if you can talk about just how the consolidation of the industry is influencing that as well as just the tight industry conditions.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Okay, tight industry condition. So the pricing is very normal. We have been saying for quite a while that the historic industry practice, where the prices went down every year, we are really no longer following that trend. We have seen some others follow it. We are winning a lot more often at customers not giving them year-to-year price reduction. 5 years ago, we'll succeed some of the times. Today, we succeed most of the time. So industry pricing for us really looks very normal. We did some price increases in the last 2 years. I think that's kind of largely behind us. Now prices are stable, but they're not going down. Meanwhile, we are continuing to improve cost on a lot of products by bringing assembly test inside with the die shrinks and others. And in those cases, some of those are improving the gross margin, as you're seeing it. Now in terms of tight industry conditions, they're obviously helping pricing. The consolidation is also helping prices. But where the industry conditions are tightest are really not on microcontroller, analog and Wi-Fi and other products we make. Industry conditions are the tightest on passives. There could be 40, 50 weeks lead time to really get the capacitors and products like that, and I think that's where we are seeing price increases. We don't sell those devices. We don't compete with them. But we buy some of those devices for our development tool and all that. It's not a very high-cost component for us because development really is a very small business, but we are seeing long lead times and tight supply, especially on passives.

Craig Matthew Hettenbach - Morgan Stanley, Research Division - VP
Got it. And then just a follow-up for Ganesh on the Microchip 2.0 kind of cross-selling. Any additional milestones you can share with us on the progress you're making?

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
All our Intel indicators look good. As Steve mentioned, attach is one of those things we are continuing to measure, how that is growing quarter-over-quarter and year-over-year. It's a long-term process, but you're sowing lots of seeds and taking care of those seeds to make sure that they bloom. And we're very confident that it will continue to grow and provide growth for us as an incremental growth driver.

Operator
Our next question comes from Mark Delaney with Goldman Sachs.

Mark Trevor Delaney - Goldman Sachs Group Inc., Research Division - Equity Analyst
I realized Microchip's own inventory came down and is a little bit below your target range. I was hoping you could extend that discussion a bit further and talk about where you think inventory is in the channel and any changes you expect distributors to be making with their inventory.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, inventory was a little lower than our expectation because sales were higher than our expectation. Our guidance at the midpoint was minus 1% sequentially. And based on that, inventory would be slightly higher and in the range of 115 to 120 days. Instead, we reported sales which were up 0.8%. So 1.8% beat. Its net result was the inventory in days were slightly lower. I think inventory is fine. 2, 3 days don't really make that kind of difference. We're comfortable with the inventory position. Inventory, there are always products which are short and a product which is a little high. So there is a continuous effort constantly to get the inventory and perfect mix. And there is no such thing as perfect, but our inventory is in good shape.

Mark Trevor Delaney - Goldman Sachs Group Inc., Research Division - Equity Analyst
Okay, that's helpful. And there's a lot of discussion in the last earnings call and at the Analyst Day about what new seasonality for the company is. I was hoping you could help us better contextualize how you think about guidance for this coming quarter of up 1% to 6% sequentially. How does that compare to what that new seasonality may be? And are there any headwinds or tailwinds relative to normal seasonality that you're trying to factor into your guidance for this coming quarter?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So I think we -- at the Analyst Day, we said June quarter was 5%, if you recall sequentially, but we beat the March quarter by 1.8%. So when you put it all together, at the 3.5%, we're slightly better than that guidance. We did better in manufacturing last quarter in shipping some delinquency that originally we talked we're going to ship in the June quarter, but we were able to do better and were able to ship some more in the March quarter, which resulted beating the March quarter. And then a little bit of the product went from June into March. We're facing a lot of onetime issues. There is a slight impact because of ZTE. We can't ship to ZTE. There are long lead times on passives, as we talked about, so certain customers are telling us that they don't need our product because they cannot get passives to complete their boards and systems. There's a China -- VAT has been lower, from 17% to 16%. It doesn't sound much -- sounds trivial, where a number of customers asked us to delay shipment from April into May because the lower VAT was effective on May 1. So that pushed some shipments from April into May, but that's kind of the wash for the quarter, which you never know whether they didn't do some production in April and whether there'll be any net result for the quarter. Hopefully not. There are overall trade tensions. We're not seeing any impact of that. But if anything else crazy happens, then you have to account for that. None of those items I talked about really are significant. They're all 0.1%, 0.2% kind of issues sequentially. But you add all 4, 5 of them and it could be a 0.5% to 1% probably impact driven by many of these factors together. I think what we guided, June quarter is really seasonal. Especially if March quarter was minus 1%, then the June quarter would have been totally seasonal. So we don't have years of experience with Atmel and the numbers for that seasonality, but what we're guiding seems to be close to seasonal. The other point is this is all going to change again when the Microsemi deal closes in June. In all the rest of the quarters, again, we don't have experience on seasonality. And then when we come to the next March and next June, we're going have to go through the same learning process again. And we barely finished our learning process on Atmel, so there is the challenge of growth through acquisition.

Operator
We will take our next question from Craig Ellis with B. Riley FBR.

Craig Andrew Ellis - B. Riley FBR, Inc., Research Division - Senior MD & Director of Research
Steve, I wanted to start with 2 clarifications. One, if you could provide any color for us on whether this round of approvals, especially through MOFCOM, is different than what you've seen in the past. And secondly, I thought I heard the statement that the company expected to borrow about $8 billion related to the upcoming Microsemi transaction, but I thought on initial announcement it was $8.6 billion. So has there been a modest reduction in the expected debt that's undertaken to complete that transaction?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So answering your second part of your question first, the number that we had stated was really going after December numbers. And from December to June, we are substantially a cash-generating entity, so we have generated $0.5 billion plus of cash in that time and so has Microsemi. So there's a portion reduction coming from there. And I think that's the only change. Eric, do you want to add anything to that?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
No, that's exactly right. So that essentially just represents the cash flow between the end of December and the expected closing date.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
And the debt level that Microsemi has is a bit lower from what it was at that time. So they have paid some debt down.

Craig Andrew Ellis - B. Riley FBR, Inc., Research Division - Senior MD & Director of Research
That's helpful. And then any color on how this process through MOFCOM would differ from prior?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So last time we had MOFCOM approval was when we bought Microsemi, which was in 2012. At that time, MOFCOM didn't have a lot of resources. The M&A activity wasn't as brisk, and it was largely -- a few deals used to require MOFCOM and was kind of a long process, seemed relatively unorganized back then. Any of the deals we have done in between, including ISSC, Supertex, Micrel and Atmel, none of them required MOFCOM. You require MOFCOM if both entities, the buyer and the seller, exceeded the threshold of revenue in Mainland, China. I think the number is $83.6 million, but don't exactly hold me to it. It's in that range. And none of our other acquisitions have required MOFCOM. So since 2012, this is the first time we applied for MOFCOM, and we have found that MOFCOM is now substantially very well organized, have a very good procedure. They take the first months to identify a given transaction to be a simple procedure or a normal procedure. And a simple procedure usually is clear within 30 days, and a normal procedure takes really longer. So that's why when our transaction was rated by MOFCOM to be under simple procedure, there was encouraging news and we shared it with the investors. That happened on May 19. So 30 days really end on May 18. Now there's no guarantee that even under a simple procedure you get it on that day or not or it takes longer or any new questions emerge. But we're pretty optimistic that this is going very, very smooth, and we should be getting approval very rapidly here.

Craig Andrew Ellis - B. Riley FBR, Inc., Research Division - Senior MD & Director of Research
That's very helpful. If I could ask one question to either you or Ganesh. Impressive performance with Microchip 2.0 initiatives driving a 20% increase in parts per system board. As you look ahead to Microsemi, how does Microsemi impact that growth rate on your design wins on a per system board basis?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Go ahead, Ganesh.

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
So it's early days. What we are very encouraged by is the methodology that Microsemi uses for their equivalent of total system solutions. I showed some examples during the Investor Day on March 1. And they have an extremely well-organized approach of how to take products from multiple business units and position them into the end markets that they're providing solutions for. And in the early discussions between the 2 companies, we have both identified places where each other's products can further strengthen those demo boards or reference designs or customer propositions that we can get. So it's too early to tell you what the rate will be, but I am very encouraged by how the approach is common. And the 2 company
-- the employees of the 2 companies are looking for ways to exploit that further after the close.

Operator
Our next question comes from Chris Danely with Citigroup.

Christopher Brett Danely - Citigroup Inc, Research Division - MD
Steve, now that we're kind of working through the June quarter, can you just give us your best guess of combined seasonality for you guys plus Atmel for the September and December quarters? And then also, maybe compare this deceleration that we've just seen versus the deceleration that occurred at the end of 2014.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So I think I don't really have a numerical number for all the quarters for seasonality. I mean, I believe that the December and March quarters continue to be weak quarters, and June and September continue to be strong quarters. So we're guiding good sequential growth in June, and I would expect the same thing for September. And then December is usually the weakest quarter for the combined companies. And March, also driven by the Atmel seasonality, is slightly negative. Although this quarter, we just announced it was slightly positive. So I don't think that has changed. Strong June, strong September, weakest December and a weak March. Mind you, this is all going to change with Microsemi, whose seasonality we do not understand yet. And the second part of your question was what?

Christopher Brett Danely - Citigroup Inc, Research Division - MD
Yes. Just compare the deceleration that we've seen with lead times coming into what happened in 2014. We had a deceleration back then. It was obviously a little bit sharper, but it seems like the time period was roughly the same. Would you agree with that?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, 2014 deceleration was driven by a significant slowdown in China that everybody saw. I don't recall what caused that. I think there were some government regulations change. They reduced some of the subsidies from the various market. There were lot of things, and it was so clearly driven by China. This deceleration is not driven by any place. It's world economies synchronously going up. And I think the business environment is pretty good worldwide. This is just as the longer lead times are coming in, basically, businesses are going back to normal. So I don't really think it's at all like 2014. Yes, investors and analysts have been trying to compare this to 2014. Ever since we put the letter out on April last year, that has been the talk, everybody trying to compare to 2014, and it's nothing like 2014. We've been telling you that this was soft land, and I think you got to give it to me that we have soft-landed it completely.

Operator
Our next question comes from Harsh Kumar with Piper Jaffray.

Harsh V. Kumar - Piper Jaffray Companies, Research Division - MD & Senior Research Analyst
So a perfect segue to my question. So now that the soft landing I think you said is complete, would you give us an idea of what you're thinking in terms of just your part of the business, not MCC, but just your part of the business and how it plays out as far as growth is concerned? And I have a question that's a follow-up.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, I think it's the same question I just answered. Strong June, strong September. You should see good results from us for this quarter and the next quarter, and then we go into a slow December and slow March. I think the numbers we have talked about before, mid- to high single digits kind of growth, I think that's where we are and that's what the current guidance is. And I think the business has gone to normal after soft landing.

Harsh V. Kumar - Piper Jaffray Companies, Research Division - MD & Senior Research Analyst
Okay. Fair enough, Steve. And then your MCU business is pretty strong. I think you mentioned 2.5x the growth rate. A lot of the large players play in the same markets as you. They're all -- everybody is targeting industrial automotive, but you guys are doing substantially better. I know -- is share take all of it? Or there are other things going on, Steve, in your opinion?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Go ahead, Ganesh, if you want to take that.

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
So a substantial portion of it is taking share. I think we're also consistent in an approach that isn't picking. We're only going to do 32-bits and not focus on others, right? We are broad-based between 8, 16s and 32s. We find a spot that each of them succeed in. Each of them is growing. They're setting new records as they're growing. And so that breadth of what we have in solutions, how we go to market in many ways differentiates us from other people who may have a different way of how they want to go to market. And I think the results show that. And year in and year out, the market share has been growing. The position in that ranking has been growing. And so I think there's no one silver bullet that's causing it, but our approach and go-to-market across the microcontrollers is contributing to the differentiated results of microcontrollers.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
I would add to that, Harsh, that we are rapidly being perceived as the most reliable microcontroller supplier. They have seen significant challenges in delivery and other problems from our competitors, both in Japan in Europe, and you know the names of those companies. Those companies have discontinued or end-of-lifed a large number of products from some of the companies they have merged with and created significant havoc at the customers. And the other company that is in play right now waiting for the China MOFCOM, they have seen significant dislocation -- or the customers have seen inconsistent supply and challenges. And Microchip absorbed the very large acquisition of Atmel and other companies we have bought before. And what we have done for the customers, not to end of like any other microcontrollers. The customers have a very positive experience with us through all that, and so I think we are the preferred supplier, that's why.

Operator
Our next question comes from Rajvindra Gill with Needham & Company.

Rajvindra S. Gill - Needham & Company, LLC, Research Division - Senior Analyst of Microcontrollers, Analog & Mixed Signal; Consumer IC & Multi-Market
Steve, I was wondering if we could kind of shift the conversation away from kind of inventory and distribution, et cetera, and kind of characterize the demand environment from a qualitative perspective what you're seeing in kind of industrial IoT, automotive and ADAS. How that's maybe different from last year trends and kind of going forward.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
I think demand environment is really as normal as it can be described, and there are always outliers. But the demand environment is normal. I just -- I think last year, some of the lead times went out and the environment was more heated after many, many years of low single-digit growth in the industry. Last year, industry growth was very positive. This year, the growth is less than last year, but growth is still quite healthy. And the business environment is kind of more normal this year than it was last year. I don't think anybody argues the industry can grow 13%, 14% per year. That's kind of where it grew last year, but this year seems to have -- seems to more normal.

Rajvindra S. Gill - Needham & Company, LLC, Research Division - Senior Analyst of Microcontrollers, Analog & Mixed Signal; Consumer IC & Multi-Market
Okay, got it. So more normalized growth rate versus last year. And then, Eric, in terms of the CapEx, is this kind of the -- well, the CapEx is going to change with Microsemi, but I'm wondering if you could kind of give us some insight on how we should think about CapEx in fiscal year '19 but also on more of a longer-term basis.

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Yes. So for fiscal '19, we just guided today for CapEx to be between $200 million and $250 million for the year, but that includes about $70 million of building projects. And there can always be some building projects going on, but we've got 4 different projects around the world that are adding to that, that set us up nicely for efficient growth going forward and reduce lease cost and things like that. So I'd call that one kind of out of the ordinary. So if you take building projects out of the last fiscal year, fiscal '18, as well as fiscal '19, $170 million to $175 million range for CapEx. I think that's normal in a growth environment. If for any reason we saw growth decline, our maintenance CapEx is significantly lower than that, and we've seen that -- how that can come down dramatically. But we're investing for growth. We're investing to bring manufacturing activities in-house, which enhance our gross margin going forward and give us more control over the overall supply chain. So we'll continue to make those investments.

Rajvindra S. Gill - Needham & Company, LLC, Research Division - Senior Analyst of Microcontrollers, Analog & Mixed Signal; Consumer IC & Multi-Market
Okay, got it. And just one question. You're deleveraging rapidly. Can you talk about any specific tranches that you're going to start taking out? Kind of what the impact will be on the interest expense in the near term and in kind of medium term?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
So I'll take that question. And we're not ready to give specifics yet, but Steve did say in his prepared remarks that, really, all of our cash flow outside of what we have for investing in the business in CapEx and dividend will be used to rapidly delever. If you look at the combination of Microchip and Microsemi, these are 2 very high-quality, high operating margin, high cash flow companies. And those models combined will improve from where they are on day 1. And really, all that cash generation over the first couple of years is absolutely going to be going to pay down debt and drive us to that 2.5x leverage target that Steve mentioned in his prepared remarks. So don't have specifics by quarter or by year, but I think (inaudible) modeling and come up with a pretty good estimate.

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
You can see what we did with the Atmel. Delevering as well.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Yes. I mean, we're going to pay the highest interest first, kind of no-brainer, and with some regard to looking at what's the fix debt and what's the variable debt. And basically, combination of paying down term loan and the line of credit, some combination of that.

Operator
Our next question comes from Gilbert Alexandre with Darphil and Associates.

Gilbert Alexandre
On the Microsemi acquisition, I don't recall what you thought the earnings accretion might be year 1 and 3. And as you did your due diligence, can you comment on any positive or negative surprises?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Sure. It's a very general question. Since we announced the transaction, we haven't seen any positive or negative surprises. During the diligence prior to announcement of the transaction, we didn't know as much about the company before, so we don't really have a baseline against we could see that this was a positive or negative. But there always are, as even through various business units and corporate profile, there were things we like and the things we did not like. I think it will be probably a longer discussion to kind of go into it not where I remember offhand. I think the next step is when we close the transaction and then spend 90 days with the company, that's when we will see probably what we found as a positive or negative surprise. So probably ask that question in another couple of earnings call later.

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Okay. And then maybe I can just add to that to refresh people's memory of what we said on March 1, and things haven't changed from that standpoint. We were assuming a June 2018 close, which is still our expectation. We had indicated that Microsemi would add $0.75 of non-GAAP EPS accretion on an annualized run rate basis in the first year after close. And in the third year after close, that we would achieve $300 million in synergy from cost savings and revenue growth, and Microsemi would contribute $1.75 of non-GAAP EPS.

Operator
Our next question is from Kevin Cassidy with Stifel.

Kevin Edward Cassidy - Stifel, Nicolaus & Company, Incorporated, Research Division - Director
Within your microcontroller business, what was the fastest-growing, the 8-bit, 16-bit or 32-bit? And is it units driving the growth or dollars?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Steve, I can take that. We don't break out growth rates or revenue by segment of the microcontrollers. As you can follow from the prepared remarks, all of them have been setting new records. So there's no one of them that is providing the growth that is offsetting any of the other ones. And we're very happy with all 3 of them. And I think outside of that, there's nothing more to say.

Kevin Edward Cassidy - Stifel, Nicolaus & Company, Incorporated, Research Division - Director
Okay. I know you don't break it out by end markets, but can you say what area of the world that you're seeing the best growth from?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
So our growth is reflected in how revenue for the company is broken out by the year -- by the regions of the world. So we have just under 20% in the Americas, just over 20% in Europe, and the balance is all in Asia. Now Asian revenue reflects not only local consumption and local demand creation, but it also represents business that is manufactured there for U.S. or other European companies, which then go back to the originating country. So that growth is very similar to the growth rates by end market. And the microcontrollers being such a dominant portion of Microchip, at 65% revenue, are going to be in the same range as what Microchip is growing in any of those regions of the world.

Operator
(Operator Instructions) And our next question comes from John Pitzer with Credit Suisse.

Charles Kazarian
This is Charlie Kazarian on behalf of John Pitzer. I was hoping to dive a little bit deeper into the March quarter revenue. Specifically, you narrowed rev guidance on March 1 with a midpoint that was mostly unchanged. Could you just talk a little bit more about what specific buckets of revenue saw upside over the remaining month of the quarter?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
I think -- I don't think we have that data by bucket. By bucket, I don't know whether you mean geographically buckets or you mean by end markets or you mean by product line.

Charles Kazarian
Just generically end markets or product lines or whatever you could provide would be helpful.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
End markets, we don't know. Because on a quarterly basis, we cannot break our business by the end markets across 115,000 customers, where 53% of the business is through distribution. So we only provide the data once in a while after we do some painstaking amount of work. So we don't really have the data by end market. By product line, Eric, any nuggets of where the extra growth came from?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Honestly, I think from March 1 to the close, we saw strength across really all of the product lines. They all performed well. I mean, you will definitely see that in the quarter. The analog business performed better than the microcontroller business, but that was the opposite a quarter before that. So Europe was very strong. That's typically what we see in the March quarter, and it closed out strong. But I really don't think that we can take it down like that. Just good overall growth across the various product lines.

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
And we cleared some delicacies that helped to -- in the March -- in the month of March helped the growth that we had been expecting versus what we actually saw.

Operator
Our next question comes from Christopher Rolland with Susquehanna.

Christopher Adam Jackson Rolland - Susquehanna Financial Group, LLLP, Research Division - Senior Analyst
So I like the sell-through that you guys are going to report. I wish more people would do that as well. Perhaps you guys can describe how big that difference is between sell-through and sell-in that we've seen in the past. And then, Steve, I almost get the sense that you kind of philosophically are against sell-in. Some people think it creates bad behaviors. You're not going to incentivize your sales force on sell-in. I was wondering if you could talk about kind of philosophically how you view that.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So you're absolutely correct. We are philosophically against sell-in because in sell-in, your relationship with distributor is built on commercial making the deals, where the buyers at distribution to stop the channel essentially. "Hey, buy more of my products. Buy more of my parts." In a sell-through incentivization of the sales force, so effort is in driving design wins to revenue so that the parts are going out from a distributor's shelf to the end customer. And that's the main difference. Company after company that we've been involved in, the companies we have bought, Atmel and Micrel and others, they all had sell-in revenue recognition. And now we know the history, we have the record, we have the books and the amount of managing the quarter that goes on at the end of the quarter by giving distribution deal from pricing concessions to payment terms to very, very distribution. "Please take another

$10 million from me." All that happens is really bad behavior, and it doesn't represent demand. During the last few years, as FASB was looking at defining revenue recognition, we thought that -- I think we wrote a paper on it a long time ago. But FASB went down their decision, where the revenue recognition for GAAP has to be sell-in. So we lost that battle. And so therefore, we have to announce GAAP based on sell-in, but we're not going to throw our religion away. We're going to manage the business based on sell-through. We're going to create demand. Our motto is drive design wins to revenue. We're going to incentivize our people. All bonus programs will be based on sell-through. We're going to measure distribution based on sell-through, but we'll go through a SEC-required GAAP exercise to report a sell-in.

Christopher Adam Jackson Rolland - Susquehanna Financial Group, LLLP, Research Division - Senior Analyst
Great. Going forward for me, Opex was a tiny bit higher as a percentage of revenue. Perhaps just if you guys could talk about where those investments are going.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
I don't think the change is meaningful in terms of any conscious investment we make anywhere. I think it just -- it's a large juggernaut, and there are lots of moving parts, exchange rates, to -- in the first quarter, you have some of the social security payments come back in for some of the people who are maxed out in the later quarters. And you could have slightly lower turnover, a higher turnover and not being able to replace the people. So it's kind of just a whole bunch of moving parts. There was really nothing. No conscious decisions were made to invest more or less. Eric, do you want to add anything to that?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Yes, I'm just going to add one thing onto that. So we've been operating below what Microchip has said has been our operating expense model. And to drive a 40% operating margin company, you have to make investments in R&D and technical salespeople and support functions and everything that goes into it. And we have a lot of open requisitions in the company, and we're going to continue to make those investments to make sure our business just isn't strong today, but it's strong 3, 5, 10 years from now.

Operator
Our next question comes from Harlan Sur with JPMorgan.

Harlan Sur - JP Morgan Chase & Co, Research Division - Senior Analyst
Great execution on the fiscal '18 performance. The analog business drove about 1/2 of the incremental upside in the March quarter, and it grew about 5% year-over-year. That's kind of a nice acceleration from the 1.5% growth in the prior quarter and a deceleration trend prior to that. And this is despite the reclassification headwinds. Is the year-over-year reacceleration a reflection of the increased attach rates you're achieving per program as you highlighted at Analyst Day or you think it's just normal quarterly fluctuations?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Ganesh?

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
So there's certainly some of that, which is a reflection of work we have done previously from an attach standpoint. And we've been telling you for several quarters that the headwind is only because of the way we classify without the underlying fundamentals of the analog business and what we're doing to create growth in attach, and all those other things remain intact. Quarter-to-quarter, you're going to see fluctuations on it. But I think the longer-term trend you should expect is that analog will have nice growth associated with what we can do with selling it as a part of our total system solutions.

Harlan Sur - JP Morgan Chase & Co, Research Division - Senior Analyst
Great. And aerospace and defense is only about 2% of sort of core Microchip business, kind of 3% Microsemi. That percentage mix increases about 5.5x with Microsemi. I've heard that A&D is more sticky than your industrial products. I hear margins in A&D are better than industrial. First of all, would you agree with that? And does Microchip have a family of kind of high radiation-hardened MCUs? Or is that something you guys hope to achieve with the Microsemi team?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Ganesh?

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
So clearly, the portion of our business, that will be aerospace, defense and space, will grow up with Microsemi. It is a very sticky business. It is high-margin business. And so in that sense, it joins the family of industrial and automotive and other product lines we have that have similar characteristics. Some of the work, technically, that we have to do also take advantage of what we have to do for industrial and automotive. Specifically to the rad-hard product line, yes, we do have rad-hard microcontrollers. Some of that work obviously started from Atmel and what they have been doing prior to the acquisition. And Microchip had been building more products that were ready for defense business, but the rad-hard portion came really from the Atmel heritage. And it will grow significantly with Microsemi's portfolio, which is quite rich and other areas as well of defense and aerospace.

Operator
And we have no additional questions. At this time, I would like to turn the call back to Mr. Steve Sanghi for any additional or closing remarks.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, we want to thank all the investors for joining this call and for being investors in Microchip. All the best from us, and we'll see you during the quarter maybe at some of the conferences. Thank you.

Operator
Ladies and gentlemen, this concludes today's call, and we thank you for your participation. You may now disconnect.

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Forward Looking Statement Safe Harbor:
As reflected in the foregoing transcript, during the course of the presentation, we made projections or other forward-looking statements regarding the future financial performance of the company or future events, including our strategy, growth drivers, industry outlook, industry trends, market size and our financial model.  We also made projections or other forward-looking statements regarding our pending acquisition of Microsemi including deal timing, deal benefits, synergies, integration plans, plans to finance the transaction, deal accretion and pro-forma financial information for the transaction.  We wish to caution you that such statements are just predictions and that actual events or results may differ materially. These statements are subject to a number of risks and uncertainties, including the actual timing of the closing of the Microsemi acquisition, the satisfaction of the conditions to closing in the Microsemi acquisition agreement, any termination of the Microsemi acquisition agreement, the effect of the acquisition on Microchip’s and Microsemi’s existing relationships with customers and vendors and their operating results and businesses; the costs and outcome of any pending or future litigation involving Microchip, Microsemi or the acquisition transaction, our ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of our Microsemi acquisition; the impact of any future significant acquisitions that we may make; any economic uncertainty due to monetary policy, political or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies (including China), changes in demand or market acceptance of our products and the products of our customers; changes in U.S. corporate tax laws as a result of the Tax Cuts and Jobs Act of 2017 or other future legislation, foreign currency effects on our business; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage and expand our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; our ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers, the costs and outcome of any current or future tax audit or any litigation or other matters involving intellectual property, customers, or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally. Actual results may differ materially from the expected results. For a detailed discussion of these and other risk factors, please refer to Microchip's and Microsemi’s filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of Forms 10-K, 10-Q, 8-K and other relevant documents for free at Microchip's website (www.microchip.com), Microsemi’s website (www.microsemi.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services. These documents contain and identify other important factors that could cause our actual results to differ materially from those contained in our projections or forward-looking statements.  You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of such presentation or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It
In connection with the proposed acquisition, Microsemi has filed a definitive proxy statement and other related documents with the SEC.  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and stockholders may obtain a free copy of these documents and other documents filed by Microsemi at the SEC's web site at www.sec.gov and at the Investor section of their website at https://investor.microsemi.com/.

Microchip, Microsemi and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Microsemi in connection with the Merger.  Information regarding the special interests of these directors and executive officers in the transaction is included in the proxy statement described above.  Additional information regarding the directors and executive officers of Microchip is also included in Microchip's proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on July 13, 2017.  Additional information regarding the directors and executive officers of Microsemi is also included in Microsemi’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 20, 2017.  These documents are available free of charge at the SEC's web site at www.sec.gov and as described above.